Release Agreement

Dated this 15th day of April 2008

Between:	Pinhas Reich, Identity no. 53658472 (“Reich” or the “Employee”)
Of the first part
And between:	Veraz Networks Ltd. 43 Hasivim St. PO BOX 9281 Petach-Tikva, 49100 Israel

(together with all parents, subsidiaries and affiliates “Veraz” or the “Company”)

Of the second part

Whereas Reich has been employed by Veraz since January 1, 2003 pursuant to an employment agreement dated January 1, 2003 (the “Employment Agreement”);

Whereas, the parties have reached an agreement regarding the termination of Reich’s employment with the Company according to the terms and conditions expressly provided in this release agreement (the “Release Agreement”); and

Whereas, the parties agree that such Release Agreement shall constitute a final settlement between the parties in regards to Reich’s employment and termination of employment with Veraz;

Now, therefore, it is hereby declared, covenanted and agreed between the parties as follows:

1. The preamble to this Release Agreement constitutes an integral part hereof.

2. As of September 30, 2008 (the “Termination Date”), Reich’s employment with the Company shall cease, and the employee-employer relationship and Employment Agreement with the Company shall be terminated.

3. Notice period: The period commencing on the date hereof and through the Termination Date shall be considered as a prior notice period for termination (the “Notice Period”).

During the Notice Period:

3.1. Reich shall remain an employee of the Company and shall be entitled to his full salary and any and all other economic benefits under the Employment Agreement, excluding vacation accrual and commissions.

3.2. Reich will continue to work and will perform certain transition functions working directly with the CEO.

3.3. As of April 15, 2008, Reich will no longer be the Worldwide VP of Sales of the Company and will instead continue to be a non-executive Vice President.

3.4. Schedule A attached hereto as integral part of this Release Agreement, defining exactly the transition functions that the Company wishes Reich to perform during the Notice Period, and the Company shall not demand Reich, and Reich shall not be obligated or required to fulfill any other duties or activities as the Company’s employee.

3.5. Notwithstanding anything to the contrary herein, Reich shall be allowed to engage with other entities, as an employee, consultant, officer or in any other way, provided that such engagement will not constitute a breach of his obligation to non-competition and confidentiality towards the Company, and his obligations under this section 3.

4. Options:

4.1. As of April 15, 2008, any unvested options to purchase shares of Veraz, which were granted to Reich in accordance with any and all option agreements entered into between Reich and the Company during Reich’s employment with the Company (the “Options”) shall cease to vest and be cancelled. Attached hereto as Schedule B is a complete listing of all outstanding options and copies of the agreements relating to such Options. Notwithstanding the foregoing, it is clarified that for exercising the Options, the Continuous Service, as such term is defined in the Share Option Plan of the Company and in Reich’s Stock Option Agreement, shall be terminating on September 30, 2008.

4.2. Notwithstanding anything to the contrary in any agreement between Reich and the Company and any other official document of the Company, and to the extent permitted by any applicable law, Reich shall not be restricted in any manner with respect to the sale of the Company’s shares held by him, following the exercising the Options; provided, however, that Mr. Reich shall at all times until the termination date be subject to the Company’s insider trading policy as applied to all employees (a copy of which is attached hereto as Schedule C).

5. Notwithstanding anything to the contrary herein, and for the avoidance of doubts, if before the Termination Date an event of Change of Control, as such term is defined in the Employment Agreement, has occurred, Reich will be entitled to such additional benefits as detailed in section J to Exhibit A to the Employment Agreement (“Change of Control Termination”).

6. Final accounting: Prior to the Termination Date, the parties will prepare a final accounting, pursuant to which the Company shall:

6.1. deliver to Reich a letter, addressed to CLAL and MIGDAL insurance companies, instructing that all sums accrued in the managers insurance policy as a result of the Company’s and Reich’s contributions towards severance pay and compensatory payments shall be released to Reich;

6.2. deliver to Reich a letter, addressed to HELMAN ALDOBI higher education fund, instructing that all sums accrued in such fund as a result of the Company’s and Reich’s contributions shall be released to Reich; and

6.3. At the Termination date, transfer to Reich a sum due to Reich against unused and accumulated vacation days (including any social benefit associated with the said vacation days) up to a maximum of sixty-seven (67) days, and any other payments due to Reich under the Employment Agreement for his employment in the Company prior the Notice Period and during the Notice Period. For the avoidance of doubt, the parties understand and agree that Mr. Reich will be required to take and report to the Company a sufficient number of vacation days during the Notice Period such that only sixty-seven (67) days of vacation shall remain accrued as of the end of the Notice Period.

7. All amounts paid to Reich under this Release Agreement in excess of the amounts due to Reich under applicable law and under the Employment Agreement shall be conditioned upon Reich’s signing a Letter of Waiver and Release, in the form attached hereto as Schedule C, which constitutes an integral part hereof, and the fulfilling of all of Reich’s obligations towards Veraz under this Release Agreement and under the Employment Agreement.

8. By signing this Release Agreement, Reich hereby acknowledges and declares, that the payment of the amounts pursuant to this Release Agreement shall forever release and discharge the Company, including any other entity or corporation affiliated with the Company, whether as a parent company, sister company, subsidiary or in any other manner whatsoever, from any and all claims, demands and causes of actions of any kind whatsoever of Reich, whether direct or indirect, and that Reich does not have and will not have at any time in the future any claims, demands or causes of actions of any kind whatsoever, whether direct or indirect, against the Company, its employees, officers, directors, agents, those operating on its behalf or in its name any/or any other entity or corporation affiliated with the Company, whether as a parent company, sister company, subsidiary or in any other manner whatsoever.

9. Subject the performance of Reich’s undertakings herein, the Company hereby irrevocably and unconditionally releases, acquits, and forever discharges Reich from any and all claims, demands and causes of actions of any kind whatsoever of the Company, whether direct or indirect, and undertakes that the Company or any person or entity affiliated with the Company or acting on its behalf does not have and will not have at any time in the future any claims, demands or causes of actions of any kind whatsoever, whether direct or indirect, against Reich or its successors arising out of or in connection with Reich’s employment with the Company and/or the termination of Reich’s employment with the Company or in any other manner whatsoever. The Company’s obligation under this section 9 shall not apply to claims, demands and causes of actions which arise from events which are currently not in the Company’s knowledge.

10. In addition, by signing this Release Agreement, Reich hereby acknowledges and declares, that he shall not make any false, disparaging or derogatory statements, nor shall he disparage or encourage or induce others to make any false, disparaging or derogatory statements, to any media outlet, industry group, financial institution or any current or former employee, consultant, client, customer or competitor of the Company, regarding the Company or any of its directors, officers, employees, agents or representatives, or the Company’s business affairs and financial condition, which would adversely affect, including but not limited to: (i) the conduct of the business of the Company (including, without limitation, any business plans or prospects) or (ii) the business reputation of the Company. Reich’ undertakings under this section shall continue to be binding upon him, with out any limitations, following Termination Date.

11. Upon their signature of this Release Agreement, the parties declare and undertake:

11.1. to keep the contents and the existence of this Release Agreement in complete confidence, not to reveal its contents or existence to any third party and/or to make any use of this Release Agreement and not to transfer it to any third party other than the tax authorities, at their request, subject to the requirements of confidentiality of the relevant tax laws; and

11.2. that they have signed this Release Agreement of their own free will and without any duress after they have read it and fully understood its content and ramifications.

In Witness Whereof, the parties have signed this Release Agreement as of the date set forth above.

/s/ Pinhas Reich	/s/ Douglas A. Sabella

Pinhas Reich	Veraz Networks Ltd.
by: Douglas A. Sabella title: President and Chief Executive Officer

Schedule A
Transition Functions

Provide assistance with Veraz accounts and information regarding past sales for a period not to exceed 20 hours per week

Schedule B
Option Status as of April 15, 2008

Number	Grant Date	Granted	Price	Exercised	Vested	Unvested	Outstanding	Exercisable

417	3/24/2003	49,806	$0.30	32,175	49,806	0	17,631	17,631

418	3/24/2003	90,084	$0.30	0	90,084	0	90,084	90,084

1234	11/17/2005	20,000	$1.62	0	12,500	7,917	20,000	12,083

1362	5/8/2006	87,500	$1.80	0	20,052	69,271	87,500	18,229

For the avoidance of doubt, the parties understand and agree that the unvested options set forth above will not vest or become exercisable

Schedule C
Letter of Waiver and Release

I, Pinhas Reich (Identity no. 53658472), hereby acknowledge, declare and confirm the following:

1. I am signing this document of my own free will and after being made fully aware of all my rights. I understand that this document is a legally binding document that relates to rights, benefits and payments to which I am entitled under law. Prior to signing this document, I have read it carefully and I have consulted with such experts, including legal counsel, as I have deemed appropriate.

2. I have received from the company, Veraz Networks Ltd. (the “Company”), on or before the date hereof, all that is due to me and everything to which I am entitled from the Company, both in respect of my employment with the Company and in connection with the termination of my employment with the Company, including without limitation I have received NIS      as payment of any salary and social benefits owing to me and NIS      for the redemption of      accrued vacation days, and NIS      for the recreation pay, all less all applicable taxes, national insurance, health insurance, and any other payments required by law, if any. The Company has released to me ownership of the Manager’s Insurance policy and the Education Fund that were maintained for my benefit pursuant to my Employment Agreement with the Company.

3. In connection with the termination of my employment with the Company, I have received from the Company additional payments above and beyond those payments to which I am entitled and which are payable to me under applicable law and regulation, by virtue of any agreement or custom or by virtue of any other grounds.

4. I hereby release the Company from any and all obligations towards me arising out of or in connection with my employment with the Company and/or the termination of my employment with the Company. I do not have any claim against or demand upon the Company. Neither I, nor any person acting in my name or as my representative shall in the future make any claim against or demand upon the Company arising out of or in connection with any matter related to my employment with the Company or the termination of my employment with the Company.

5. I shall not commence, participate in or voluntarily provide assistance in connection with any grievance, action, suit or proceeding against the Company before any court, administrative agency or other tribunal, nor shall I directly or indirectly encourage any other person to engage in any such activities. In the event that I am served with or otherwise receive a summons, subpoena or any other legal notice requiring me to provide assistance in connection with any grievance, action, suit or proceeding against the Company before any court, administrative agency or other tribunal, I shall notify the Company of such service or receipt, by sending a copy of such summons, subpoena or legal notice by hand delivery or by registered mail within 5 (five) days of such service or receipt.

6. This document also constitutes an acknowledgment of payment and release in accordance with Section 29 of the Severance Pay Law.

7. I am and shall continue to be legally bound by such of the terms and conditions of my Employment Agreement with the Company, which according to the terms of the Agreement survive the termination of my employment with the Company, including without limitation, all of my obligations of confidentiality, non-competition and development rights.

8. I am fully aware of all of my rights and I acknowledge, declare, confirm and agree to all that is stated above.

Pinhas Reich

Date: